SCHEDULE 13G

                                 (Rule 13d-102)



  Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d)and Amendments Thereto Filed Pursuant to Rule 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)




                                 LifePoint, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   53215R 10 0
                                 (CUSIP Number)

                                January 21, 1999

             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)




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



CUSIP No. 53215R 10  0

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1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
  (Entities Only)

  General Conference Corporation of Seventh-day Adventists - 52-6037545

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2 Check the Appropriate Box if a Member of a Group                      (a) |_|
                                                                        (b) |_|


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3 SEC Use Only



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4 Citizenship or Place of Organization

  District of Columbia
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------------------------------- ------- ----------------------------------------
  Number of                 5       Sole Voting Power

   Shares                              1,260,000 before conversion and 5,535,000
                                                    after conversion
Beneficially

  Owned by

    Each

  Reporting

 Person With
--------------------------- ------- --------------------------------------------
--------------------------- ------- --------------------------------------------
                            6       Shared Voting Power

                                                                     0
--------------------------- ------- --------------------------------------------
--------------------------- ------- --------------------------------------------
                            7       Sole Dispositive Power

                                                                 5,535,000

--------------------------- ------- --------------------------------------------
--------------------------- ------- --------------------------------------------
                            8       Shared Dispositive Power

                                                                     0
--------------------------- ------- --------------------------------------------
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9  Aggregate Amount Beneficially Owned by Each Reporting Person

                                                   5,535,000

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10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares    |_|

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11 Percent of Class Represented by Amount in Row (9)

                                                     34.0%
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12 Type of Reporting Person (See Instructions)

                                                       CO
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




Item 1(a)         Name of Issuer:

                                    LifePoint, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  10400 Trademark Street, Rancho Cucamonga, CA  91730

Item 2(a)         Name of Person Filing:

                  General Conference Corporation of Seventh-day Adventists

Item 2(b)         Address of Principal Business Office or, if None, Residence:

                  12501 Old Columbia Pike, Silver Spring, MD  20804-6600

Item 2(c)         Citizenship:

                  District of Columbia

Item 2(d)         Title of Class of Securities:

                  Common Stock, $.001 par value_________________________________

Item 2(e)         CUSIP Number:

                  53215R   10    0

Item 3            If this Statement is filed pursuant to Rule 13d-1(b), or
                     13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

                  (b) |_| Bank as  defined in  Section  3(a)(6) of the  Exchange
Act.

                  (c) |_| Insurance company registered under Section 8 of the Investment Company Act.

                  (d) |_| Investment company registered under Section 8 of the Investment Company Act.

                  (e)  |_|  An  investment   adviser  in  accordance  with  Rule
13d-1(b)(1)(ii)(E).

                  (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).


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



                  (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                  (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                  (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4.       Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned: 5,535,000 shares (250,000 shares are Series A Preferred Shares which can be converted at any time into 4,500,000 shares of the Common Stock.)

         (b)      Percent of class:  34.0%.

         (c)      Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote: 1,260,000 shares before conversion and 5,535,000 shares after conversion.

         (ii)     Shared power to vote or to direct the vote: 0 shares.

         (iii)    Sole power to dispose or to direct the disposition of:
                  1,260,000 shares before conversion and 5,535,000 shares after conversion.

         (iv)     Shared power to dispose or to direct the disposition of:
                  0 shares.

Item 5.       Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.


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



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.
Item 8.       Identification and Classification of Members of the Group.

         Not applicable.

Item 9.       Notice of Dissolution of Group.

         Not applicable.

Item 10.      Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                                January 22, 1999
                                                                (Date)


                                             GENERAL CONFERENCE CORPORATION OF
                                             SEVENTH-DAY ADVENTISTS

                                             By:              /s/ Gary B. DeBoer
                                                                     (Signature)


                                             Gary B. DeBoer, Associate Treasurer
                                                                (Name and Title)



LifePoint/SEC Filings/Schedule 13G. amendment # 1